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                                                                    Exhibit 10.1


January 19, 2005

Mr. George M. Monk
[Address]
[Address]

Dear George,


I am pleased offer you the position of VP Finance and Acting CFO at Macrovision Corporation (the "Company"), reporting to me. This job location is based in our offices located at 2830 De La Cruz Blvd in Santa Clara and does not involve telecommuting. In your role as Acting CFO, you will be responsible for all accounting and finance functions and have worldwide accounting and finance personnel reporting to you (however, personnel in legal, human resources and MIS departments will report to me).

Your position will also include serving as Macrovision's Principal Accounting Officer and signing the periodic reports of the Company in such capacity, which will be filed with the Securities and Exchange Commission ("SEC"). Upon your first day of employment, your position of VP Finance and Acting CFO will be added to our directors and officers liability insurance policies ("D&O Insurance") as an insured person under such policies. Prior to signing the periodic reports to be filed with the SEC, the Company's chief legal officer will provide you with an opinion as to whether there are any additional liabilities that to the Company's knowledge that will not be covered by D&O Insurance policies and the standard indemnification provisions contained in the bylaws of the Company.

Your compensation will consist of a base salary of $190,000 annually. You will also be eligible to participate in our EIP (Executive Incentive Plan) for the 2005 calendar year. I anticipate that within the next month the compensation committee will approve the 2005 EIP Plan with few changes to the 2004 Plan which provided a payout at 100% achievement of targets equal to 40% of your earned salary. The EIP bonus payout is split with 50% based on the Company meeting both its revenue and EBIT plan, and 50% based on your achievement of specific MBO objectives that you and I will develop together. I have attached a copy of the 2004 EIP Plan for your review.

You will be eligible to receive gross (taxable) bonuses as follows: $15,000 upon acceptance of this offer of employment and your first day of employment, $22,000 upon your 1 year anniversary of employment and $20,000 upon your 2 year anniversary of employment. In the event that you voluntarily terminate your employment with Macrovision prior to May 1, 2005, the signing bonus will be reimbursed to Macrovision. In order to receive each of these bonuses, you must be employed by Macrovision at the time such bonus payment is due and such bonus payment shall not be prorated for any interim periods.

Additionally, you will receive a 100,000 share stock option grant, which needs to be approved by the Compensation Committee of the Board of Directors. The price per share for this grant will be set at the closing market price of Macrovision Corporation stock (NASDAQ: MVSN) on your first day of employment. These options will vest in 3 years in accordance with the terms and conditions of the Macrovision Corporation 2000 Equity Incentive Plan as follows: 3,000 shares per month for the first twelve months of your employment, 2,500 shares per month for the next twelve months and 2,833 shares per month for the final twelve months.

As long as the Company continues with its current employee stock option program (which may be curtailed if FASB implements mandatory stock option expensing rules, or may be changed at will by the Board of Directors) you will be eligible for annual refresh grants that are typically awarded twice per year based on performance and prior initial grant levels.


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As a Macrovision employee, you will receive our standard benefits including
Flexible Time Off (FTO), Paid Holidays, Medical, Dental, Life, Accidental Death and Dismemberment, Long-term and Short-term Disability coverage, and enrollment into our Employee Stock Purchase Plan (ESPP), Medical Spending and 401(k) Plans. A description of our benefits is attached. Additionally, your salary, along with your performance, will be reviewed in one year from your date of hire (your anniversary date). These, and other matters, will be fully explained to you during your orientation; however, feel free to contact me or George Greeley, our Director of HR, with any questions prior to that time.

In compliance with the Immigration Reform and Control Act of 1986, we are responsible for verifying employment eligibility of all new employees. If you choose to accept our offer, please bring with you on your first day documents that show both proof of your identity and your eligibility to work (i.e., state-issued driver's license, U.S. passport, social security card, birth certificate, etc.). In addition, in order to verify your recent salary and compensation, you are asked to bring your W-2 forms (or other evidence of your work-related compensation) for two of the last three years: 2002, 2003, 2004. This offer of employment is contingent upon your providing the appropriate identification and salary history information.

As Macrovision's relationship with employees is at-will, either you or Macrovision may terminate the employment relationship at any time for any reason, with or without notice. Between your date of hire and July 31, 2005, if you resign or your employment is terminated because of a demonstrated inability to perform the duties of the job to a level normally expected of the position, or for "Cause" (as defined below), you will not receive any severance pay benefits from Macrovision. Between August 1, 2005 and December 31, 2005, if you resign or are terminated for any reason other than Cause, you will be paid a severance pay benefit equal to seven months of your then current annualized base salary plus your prorated EIP bonus at the 40% target for the total months employed up to 12 months; provided, however, that if you accept alternative employment during such seven-month severance period, your severance payments will be reduced by the amount of your new monthly salary. Such severance pay benefits will be payable ratably over the seven month period after termination in accordance with Macrovision's regular pay periods. After December 31, 2005, if you resign or your employment is terminated for any reason, you will not receive any severance pay benefits from Macrovision. Notwithstanding the foregoing, if you remain employed by Macrovision after December 31, 2005, you will be offered our standard Executive Severance and Employment Agreement that will be effective as of January 1, 2006. The intent of such agreement is to protect you and provide accelerated stock option vesting and a minimum of 6-months' severance pay should a `Change of Control' (as such term is defined in the Executive Severance and Arbitration Agreement) of the Company occur and should you lose your job or have your job materially diminished in title, job function, or salary as a result.

 "Cause" means the occurrence of any one or more of the following: (i) conviction of any felony or any act of fraud, misappropriation or embezzlement which has an immediate and materially adverse effect on the Company, (ii) engaging in a fraudulent act to the material damage or prejudice of the Company or in conduct or activities materially damaging to the property, business or reputation of the Company, (iii) your failure to comply in any material respect with any written policies or directives of the Board which have an immediate and materially adverse effect on the Company and which have not been corrected within 30 days after written notice from the Company of such failure, (iv) any material act or omission involving your malfeasance or negligence in the performance of employment duties which has an immediate and materially adverse effect on the Company and which has not been corrected within 30 days after written notice from the Company, or (v) material breach of any other agreement with the Company by you, which has an immediate and materially adverse effect on the Company and which has not been cured within 30 days after written notice from the Company of such breach. Upon a termination of employment for Cause, your right to receive compensation and benefits shall terminate immediately upon the effective date of the termination for Cause. Without limiting the foregoing, you shall not receive any base salary for any period after the effective date of any such termination for Cause, shall not receive any EIP bonus for any year during which any such termination for Cause occurs and shall not be entitled


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to further vesting or accelerated exercisability of any Stock Options following any such termination for Cause.

Any dispute arising out of or relating to your employment with Macrovision, including, but not limited to, the manner in which that employment is terminated, or any claims that Macrovision has violated any state or federal civil rights laws shall be submitted to binding arbitration under the administration of the American Arbitration Association. It is understood that with respect to the at-will employment relationship and the binding arbitration provision stated above, that this constitutes the full, complete and final expression of the agreement with Macrovision, and that it may not be modified, altered or amended, either expressly or impliedly, unless in writing signed by the CEO of Macrovision.

As a matter of policy, we like to make it clear that if a prospective employee accepts our offer, he/she should not bring to Macrovision from his or her previous employers any drawings, documents, customer lists, or similar material. Although this caution is in most cases unnecessary, we feel that it is important to emphasize that the Macrovision policy prohibits the transfer or use of such material from other employers. Additionally, as a condition of employment, all employees must sign a Proprietary Information and Inventions Agreement, as well as our Securities Trading Policy, both of which are attached.

George, I look forward to your joining Macrovision and helping us grow our finance department capabilities to meet the challenges of scaling our business. I think you can bring an energy level and attention to process that will be very beneficial to the Company. And I think you will find that your personality and approach to business is a good fit with our culture and our team orientation. If the foregoing meets with your approval, please indicate by signing below and returning a copy of this letter to me no later than January 21, 2005.


Sincerely,

/s/ William A. Krepick

William A. Krepick
President/CEO

Attach:  2004 EIP
         Benefits Summary
         Proprietary Information and Inventions Agreement
         Securities Trading Policy



Agreed & Accepted:    /s/ George M. Monk                January 20, 2005
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